ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.0955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal to Certificate of Designation for Nevada Profit Corporations

(Pursuant to NRS 78.1955(6))

1. Name of corporation:

The Blackhawk Fund

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that the Certificate of Designation establishing the Series A Preferred Stock of the Corporation, initially filed on July 21, 2004, is hereby withdrawn with respect to the Series A Preferred Stock only.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Officer Signature **(Required)**: X ______________________

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.